SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT


                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): February 27, 1998



                           SMITHWAY MOTOR XPRESS CORP.
             (Exact name of registrant as specified in its charter)




            NEVADA                      000-20793                42-1433844
(State or other jurisdiction of  (Commission File Number)  (IRS Employer ID No.)
         incorporation)


                                2031 Quail Avenue
                             Fort Dodge, Iowa 50501
                                 (515) 576-7418

               (Address, including zip code, and telephone number, including area code of registrant's principal executive office)






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ITEM 2.  Acquisition or Disposition of Assets

        Smithway Motor Xpress Corp., a Nevada corporation ("SMXC"), is the reporting company under this Form 8-K. On February 27, 1998, SMXC formed a new wholly-owned subsidiary in connection with the purchase of certain assets and assumption of certain liabilities and the freight operations of East West Motor Express, Inc. ("Old East West") of Black Hawk, South Dakota. Contemporaneously with the incorporation, Old East West filed Articles of Amendment with the South Dakota Secretary of State changing its name to East West Leasing, Inc. and allowing the newly-formed entity to assume its name ("New East West"). SMXC and its subsidiaries provide nationwide transportation of diversified freight, concentrating primarily on the flatbed segment of the truckload market.

     Effective February 27, 1998, New East West consummated the acquisition of specified assets owned and leased by Old East West pursuant to the Asset
Purchase Agreement (the "Agreement"). Old East West's headquarters and only terminal is in Black Hawk, from which it provides regional flatbed and dry van service. Old East West generated over $31.0 million in revenue in 1997 with pre-tax net earnings of $1.2 million in 1997. New East West intends to continue to operate the equipment in this manner, using the assets acquired to augment the existing service of the other wholly-owned subsidiary of SMXC, Smithway Motor Xpress, Inc. ("SMXI").

        The Agreement called for a purchase price of approximately $6.7 million and the assumption of approximately $3.5 million of existing financing for certain tractors, trailers, and mobile communication terminals and the assumption of liability related to accrued vacation and sick leave. The assumed financing was paid off immediately following the Closing. The purchased assets included tractors, trailers, safety equipment, prepaid licenses, miscellaneous assets and inventory, and mobile communication terminals. The Agreement also provided for the purchase of the Black Hawk facility for $750,000 from an entity affiliated with the Old East West. Darwyn and David Stebbins ("the Stebbins"), the shareholders of Old East West, are prohibited from competing in the truckload carrier business for five years from the date of Closing. No consideration separate from the Agreement itself is allocated to the noncompetition undertakings. Following the Closing, each of the Stebbins will be employed by New East West through December 31, 1998 at an annual salary of $78,000.

        SMXI increased its line of credit with LaSalle National Bank to finance the transaction. The consideration exchanged was determined through arms'-length negotiations. There is no material relationship between Old East West (or its officers, directors, and stockholders) and SMXI, SMXC, or New East West, any of their affiliates, directors, officers, or any associate of any such affiliate, director, or officer.

        The reporting company is not required to file financial statements of the acquired entity or pro forma financial statements in connection with this Current Report on Form 8-K.


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ITEM 7.  Exhibits.

        The terms of the acquisition are more fully described in the Agreement, a copy of which is filed herewith as Exhibit 2.1. In addition, the SMXC press release announcing the acquisition is filed herewith as Exhibit 99.

     2.1 Asset Purchase Agreement dated February 20, 1998, by and among Smithway Motor Xpress, Inc., East West Motor Express, Inc., and Darwyn and David Stebbins.*

     99   Press release issued by SMXC announcing the transaction.
------------------------

       * Contemporaneously with the Closing, the Agreement was assigned by SMXI to New East West. All of the schedules and exhibits to the Agreement have been omitted. SMXC hereby agrees to furnish supplementally to the Commission a copy of any schedule or exhibit omitted upon the Commission's request.

                                          SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           SMITHWAY MOTOR XPRESS CORP.

Date: March 12, 1998                       By: /S/ G. LARRY OWENS
                                           G. Larry Owens, Executive Vice
                                           President and Chief Financial Officer



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